FOR IMMEDIATE RELEASE:	October 19, 2005
CONTACT:	Doug Hemer
Aetrium Incorporated (651) 773-4274
NASDAQ:	ATRM
AETRIUM REPORTS THIRD QUARTER RESULTS
St. Paul, Minn. (10/19/05)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ending September 30, 2005.
Revenue for the third quarter was $3,701,000, a 19% increase from revenue of $3,108,000 for the prior quarter and down from revenue of $7,073,000 for the third quarter of 2004. Net loss for the third quarter was $983,000, or ($.10) per share, compared to net loss for the prior quarter of $682,000, or ($.07) per share, and net income in the third quarter of 2004 of $821,000, or $.08 per diluted share.
“Industry reports indicate a continuing increase in semiconductor unit volumes, and increasing utilization rates at semiconductor manufacturers, particularly in the test, assembly and packaging (TAP) segment of the industry, which is our focus,” said Joseph C. Levesque, president and chief executive officer. “Accordingly, we continue to believe that recovery for the TAP segment of the semiconductor equipment industry has begun and will continue into 2006. We saw improvement in revenue in the third quarter, although our bookings to revenue ratio was slightly below parity, and we expect further improvement in the fourth quarter.”
Mr. Levesque added, “We were particularly pleased with the progress we made with our 55V8 quad site test handler during the third quarter. Our revenue for the quarter included several units of this new product sold to a high volume southeast Asian production facility of a major U.S. integrated device manufacturer (IDM). The result of these sales is that we have been approved at a corporate level as an accepted vendor to this company for the 55V8 to their other facilities throughout the world and we are currently in the process of introducing this product to other IDMs and test contractors.”

Mr. Levesque continued, “We had a significant decrease in gross margins for the third quarter, which was due to a combination of factors. First, our material costs for our 55V8 handler have been higher than we project over time due to low volume initial production runs. Second, we had an unfavorable product mix, weighted toward our lower margin products. Third, we had a relatively high level of discounted sales to our distributors for resale to end customers as opposed to commissionable sales made directly to end customers. We expect to continue to see relatively high material and distribution costs for the 55V8 handler in the fourth quarter as initial production runs complete their cycle through revenue.”
Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2004.
Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$3,701	$7,073	$10,811	$22,321
Cost of goods sold	2,148	2,843	5,417	9,487

Gross profit	1,553	4,230	5,394	12,834

Gross profit percent	42.0%	59.8%	49.9%	57.5%
Operating expenses:
Selling, general and administrative	1,758	2,485	5,192	6,748
Research and development	819	927	2,236	2,662

Total operating expenses	2,577	3,412	7,428	9,410

Income (loss) from operations	(1,024)	818	(2,034)	3,424
Interest income (expense), net	41	16	101	40
Other income	—	—	—	127

Income (loss) before income taxes	(983)	834	(1,933)	3,591
Income tax expense	—	(13)	—	(54)

Net income (loss)	$(983)	$821	$(1,933)	$3,537

Income (loss) per common share:
Basic	$(0.10)	$0.09	$(0.20)	$0.37
Diluted	$(0.10)	$0.08	$(0.20)	$0.35
Weighted average common shares outstanding:
Basic	9,636	9,625	9,631	9,576
Diluted	9,636	10,159	9,631	10,145

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$5,388	$7,268
Accounts receivable, net	1,964	3,538
Inventories — operations	8,729	8,201
Inventories — shipped equipment subject to revenue deferral	191	293
Other current assets	268	175

Total current assets	16,540	19,475

Property and equipment, net	275	403

Identifiable intangible assets, net	455	879
Other assets	78	78

Total assets	$17,348	$20,835

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$34	$33
Trade accounts payable	568	1,571
Accrued liabilities	1,104	1,658

Total current liabilities	1,706	3,262

Long-term debt, less current portion	107	133

Shareholders’ equity	15,535	17,440

Total liabilities and shareholders’ equity	$17,348	$20,835